SOUTHWESTERN ENERGY COMPANY

RESOLUTIONS ADOPTED AT A SPECIAL MEETING OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON APRIL 27, 2006

RESOLVED, that pursuant to the authority granted to the Committee under Section 4 of the Southwestern Energy Company 2004 Stock Incentive Plan (the “2004 Plan”), the Committee has determined that all Incentive Awards that have been granted to John Paul Hammerschmidt under the 2004 Plan and that remain unvested as of April 27, 2006 (the “Accelerated Vesting Date”) shall be deemed fully vested on the Accelerated Vesting Date; and

RESOLVED, that pursuant to the authority granted to the Committee under Section 4 of the Southwestern Energy Company 2000 Employee Stock Incentive Plan (the “2000 Plan”), the Committee has determined that all Incentive Awards that have been granted to John Paul Hammerschmidt under the 2000 Plan and that remain unvested as of the Accelerated Vesting Date shall be deemed fully vested on the Accelerated Vesting Date.